Exhibit 99.1

ALTABANCORPTM BOARD CONFIRMS RECEIPT OF LETTER
FROM GUNTHER FAMILY 13D GROUP

AMERICAN FORK, UTAH, January 19, 2021 – AltabancorpTM (Nasdaq: ALTA) (the “Company” or “Alta”), the parent company of AltabankTM, confirmed that its Board of Directors has received a letter (“Letter”) from the designated representatives of the Section 13D group consisting of various Gunther family members and their related entities (“Gunther Family 13D Group”) that was filed as part of the Amendment No. 2 to Schedule 13D on January 14, 2021.

“Our Board takes its fiduciary responsibilities seriously and always welcomes the opportunity to hear from our shareholders and to consider ideas that may drive shareholder value creation,” said Richard Beard, Chair of the Company.  “The Board will carefully review and consider the Letter.  Members of our Board have had several meetings with the Gunther representatives since their original Schedule 13D filing in an attempt to ascertain the Gunther Family 13D Group’s specific areas of concern with the Company’s strategic plan.  Our Board remains open to continuing those discussions with the Gunther representatives.  Our Board and management team are committed to creating value for all shareholders, and we will continue to take actions that will enable us to achieve this objective. For several years, mergers and acquisitions have been—and continue to be—part of our strategic plan.  AltabankTM has successfully executed three transactions with assets totaling over $600 million, and our current management team has extensive experience successfully executing M&A transactions with other banks.”

“We appreciate and acknowledge the legacy of the institution, its community bank roots, and our loyal associates, all of which have provided us the foundation to make necessary changes in processes, improve efficiencies, and implement new technology to help position us to become the best bank for your business,” said Len Williams, President and Chief Executive Officer of the Company.  “Our core values remain the same, with the addition of ‘Innovation’ and ‘Execution’ as values we need to master to confront the rapidly changing banking environment and advances in technology, making it easier for businesses and individuals to bank remotely and staying competitive with new players in the financial services sector.  We have retained a renowned leadership development and culture change management company to help us strengthen and build a unique culture of commitment, accomplishment, and accountability, as we continue to transform AltabankTM from a local community bank to a regional community bank that caters to small-to-medium sized businesses, their principals, and their employees.  We believe this is a market segment that is underserved by both the larger and local community banks.  We have made significant investments in technology to improve our clients’ experience and to make it easier for them to do business with us.  However, we will always be a high-touch banking platform that offers financial solutions to address our clients’ needs. Lastly, we have aggressively moved from primarily a construction and real estate lender to a more diversified commercial lender with the establishment of three commercial banking centers that offer C&I loans and specialize in business verticals, including homebuilder financing and investor commercial real estate lending.”

CEO Williams continued, “Over the past several years, our total assets have grown by approximately $1.2 billion to over $3.3 billion, a 19.5% annual growth rate.  Total deposits have grown by approximately $1.1 billion, to over $2.9 billion, a 20% annual growth rate over the same period.  AltabankTM has grown to hold the sixth largest deposit market share in Utah. Tangible book value per share has increased by just under $6.00 over the past several years, an almost 16% annual growth rate.  We also paid dividends totaling $1.46 per share over the same period. When dividends paid are combined with the increase in tangible book value per share, our shareholders have earned an annual return of over 20% over the past several years, totaling approximately $140 million TSR over such period.  Over the same period, we have aggressively built a fortress balance sheet to weather economic uncertainty.  We believe our balance sheet strength is reflected in the level of allowance for credit losses held by us, and our strong regulatory capital position.  In addition, our focus to reduce loan concentrations and the tightening of our overall underwriting standards, over the past couple of years, will help to mitigate the potential negative effects the economic shutdown from the pandemic may have on our loan portfolio. These results could not have been achieved without our client-centric associates, including many experienced professionals who have joined us from larger organizations to help us realize our goal of being the best place to bank, work, and invest.”

CEO Williams added, “I’m proud of the financial performance our strategic plan has shown to date.  While we have maintained a strong balance sheet, we are consistently achieving above peer returns.  Despite near zero interest rates and the significant amount of liquidity we hold, our net interest margin is in the 96th percentile and our return on assets is in the 91st percentile of our peers.  We believe the combination of a fortress balance sheet and above peer returns places us in the unique position to aggressively grow organically and to compete for mergers and acquisitions in the future with other banks throughout the Intermountain West.”

Keefe, Bruyette & Woods, Inc., A Stifel Company, is acting as financial advisor to the Company. Jones Day is acting as legal advisor to the Company.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the duration and impact of the COVID-19 pandemic, natural disasters, general economic conditions, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.

About AltabancorpTM

AltabancorpTM (Nasdaq: ALTA) is the bank holding company for AltabankTM, a full-service bank, providing loans, deposit and cash management services to businesses and individuals through 26 branch locations from Preston, Idaho to St. George, Utah. AltabankTM is the largest community bank in Utah with total assets of $3.4 billion. Our clients have direct access to bankers and decision-makers, who work with clients to understand their specific needs and offer customized financial solutions. AltabankTM has been serving communities in Utah and southern Idaho for more than 100 years.  More information about AltabankTM is available at www.altabank.com.  More information about AltabancorpTM is available at www.altabancorp.com.

Investor Relations Contact

Mark K. Olson

Executive Vice President and Chief Financial Officer

AltabancorpTM

1 East Main Street

American Fork UT 84003

investorrelations@altabancorp.com

Phone: 801-642-3998

Source: AltabancorpTM